As filed with the Securities and Exchange Commission on December 28, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Azure Power Global Limited

(Exact name of registrant as specified in its charter)

Mauritius	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3rd Floor, Asset 301-304 and 307,

Worldmark 3, Aerocity, New Delhi 110037, India

(91-11) 49409800

(Address of principal executive offices and zip code)

2016 Equity Incentive Plan (as amended in 2017)

(Full title of the plans)

CT Corporation System

111 Eighth Avenue, 13th Floor, New York, NY 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

Shuang Zhao, Esq.

Cleary Gottlieb Steen & Hamilton LLP

c/o 37th Floor, Hysan Place

500 Hennessy Road

Causeway Bay, Hong Kong

+852 2521 4122

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [X]	(Do not check if a smaller reporting company)	Smaller reporting company [ ]
Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Equity shares, $0.000625 par value per equity share	1,000,000 shares	$13.70	$13,700,000.00
Total	1,000,000 shares	$13.70	$13,700,000.00	$1,706.00

(1)	Represents 1,000,000 equity shares available for issuance pursuant to awards (including the exercise of any options) to be granted under the 2016 Equity Incentive Plan (as amended in 2017) (the “2016 Plan”) of the Registrant. In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional equity shares which become issuable under the 2016 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, the proposed maximum aggregate offering price is calculated as the product of 1,000,000 shares available for future grants under the 2016 Plan multiplied by $13.70, the price estimated solely for the purpose of calculating the registration fee and based on the average of the high and low market for the equity shares as reported in the New York Stock Exchange on December 22, 2017, which equals an aggregate offering price of $13,700,000.00.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended March 31, 2017 filed with the Commission on June 19, 2017;

(b) The Registrant’s all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since June 19, 2017 (other than information deemed to have been “furnished” rather than “filed” in accordance with the SEC’s rules); and

(c) The description of the equity shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37909) filed with the Commission on October 7, 2016, which incorporates by reference the information set forth under the heading “Description of Share Capital” in the Registrant’s Registration Statement on Form F-1 (File No. 333-208584) originally filed with the Commission on December 16, 2015 and declared effective on October 11, 2016, as amended by any subsequent amendment or report filed for the purpose of amending the descriptions of the equity shares (the “F-1 Registration Statement”).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Under the Mauritius Companies Act, a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued. The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company.

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Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Pursuant to the form of indemnification agreement filed as Exhibit 10.18 to the Registrant’s F-1 Registration Statement, the Registrant may agree to indemnify its directors and officers against certain liabilities and expenses arising from their being a director or officer.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits listed on the accompanying exhibit index are filed as a part of, or incorporated by reference into, this Registration Statement (see exhibit index below).

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New Delhi, on December 28, 2017.

Azure Power Global Limited

By:	/s/ Inderpreet Singh Wadhwa
Name:	Inderpreet Singh Wadhwa
Title:	Principal Executive Officer

POWER OF ATTORNEY

We, the undersigned directors of Azure Power Global Limited and executive officers of Azure Power Global Limited and its subsidiaries hereby severally constitute and appoint Inderpreet Singh Wadhwa and Sushil Bhagat, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on December 28, 2017.

Signature	Title

/s/ Inderpreet Singh Wadhwa
Inderpreet Singh Wadhwa	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

/s/ Sushil Bhagat
Sushil Bhagat	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Harkanwal Singh Wadhwa
Harkanwal Singh Wadhwa	Director

/s/ Robert Douglas Kelly
Robert Kelly	Director

/s/ Eric Ng Yim On
Eric Ng Yim On	Director

/s/ Muhammad Khalid Peyrye
Muhammad Khalid Peyrye	Director

/s/ Rajendra Prasad Singh
Rajendra Prasad Singh	Director

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SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT IN THE UNITED STATES

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Azure Power Global Limited has signed this Registration Statement in California, United States of America, on December 28, 2017.

Authorized U.S. Representative

By:	/s/ Robert Douglas Kelly
Name:	Robert Douglas Kelly
Title:	Director

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AZURE POWER GLOBAL LIMITED

EXHIBIT INDEX

No.	Description
4.1	Amended and Restated Constitution of Azure Power Global Limited (incorporated by reference to Exhibit 3.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-208584), filed on March 1, 2016).

4.2	Employee Stock Option Plan 2015 (incorporated by reference to Exhibit 10.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-208584), filed on March 1, 2016).

4.3*	2016 Equity Incentive Plan (as amended in 2017)

5.1*	Opinion of Appleby, counsel to the Registrant, as to the legality of the equity shares being registered.

23.1*	Consent of Ernst & Young Associates LLP, independent registered public accounting firm.

23.2*	Consent of Appleby (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

* Filed herewith.

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